Exhibit 99.1

Aastrom Biosciences
Domino’s Farms, Lobby K
24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105
T 734 418-4400 F 734 665-0485
www.aastrom.com

Aastrom Announces Definitive Agreement to Acquire Sanofi’s

Cell Therapy and Regenerative Medicine Business

Acquisition of landmark autologous cell therapy portfolio and manufacturing centers in U.S. and Europe positions Aastrom as a global leader in regenerative medicine

ANN ARBOR, Mich., April 21, 2014 – Aastrom Biosciences, Inc. (Nasdaq:ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, today announced that it has entered into a definitive agreement to acquire Sanofi’s Cell Therapy and Regenerative Medicine (CTRM) business for a purchase price of $6.5 million, with $4 million payable in cash at closing and $2.5 million payable in the form of a promissory note.  The acquisition is subject to customary closing conditions and is scheduled to close in approximately three weeks.

Through the CTRM acquisition, Aastrom is acquiring global commercial rights to three marketed autologous cell therapy products.  Carticel® (autologous cultured chondrocytes) is an autologous chondrocyte implant (ACI) currently marketed in the United States for the treatment of articular cartilage defects.  Epicel® (cultured epidermal autografts) is a permanent skin replacement for full thickness burns greater than or equal to 30% of total body surface area, and is marketed in countries around the world.  MACI® (matrix-induced autologous chondrocyte implant) is a third-generation ACI product currently marketed in the European Union.  Revenues of those three products were $44 million in 2013.  Aastrom will also acquire global manufacturing and production centers located in the United States and Denmark.

“The acquisition of Sanofi’s CTRM business is a transformative transaction that positions Aastrom as a fully-integrated global regenerative medicine company,” said Nick Colangelo, president and chief executive officer of Aastrom.  “The CTRM business brings us global manufacturing, marketing and sales capabilities that are structured to support the current portfolio of marketed products as well as our future product development plans.  This transaction also provides us with a platform to generate operating income to support the development of our high-potential pipeline products and continued growth through additional strategic transactions.”

“Sanofi’s CTRM business, a pioneering organization with more than 20 years of experience in cell therapy and regenerative medicine, developed and marketed some of the first regenerative medicine products in the world,” continued Mr. Colangelo.  “We look forward to working with the talented CTRM team to build

Aastrom into the leading cell therapy company in the regenerative medicine field.”

Sanofi acquired the CTRM business in 2011 through the acquisition of Genzyme Corporation.

Carticel® (autologous cultured chondrocytes), an autologous chondrocyte implant (ACI) for the treatment of articular cartilage defects, was approved by the FDA in 1997 and has had more than 22,000 implants performed since that time.  MACI® (matrix-induced autologous chondrocyte implant), is a third-generation ACI product commercially available in the European Union since 1998, with more than 10,000 patients treated to date.  Epicel® (cultured epidermal autografts), a permanent skin replacement for full thickness burns greater than or equal to 30% of total body surface area, is approved for use as a humanitarian use device in the United States and supplied to patients outside the U.S. on a named-patient basis.

Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases.  The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues.  Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy.  For more information, please visit Aastrom’s website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements, including, without limitation, statements concerning the acquisition of Sanofi’s Cell Therapy and Regenerative Medicine business pursuant to Aastrom’s asset purchase agreement with Sanofi, including the timing and ability to close the acquisition and the ability of the combined business to generate operating income, among others. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with the closing of the acquisition described herein, regulatory approval requirements, the ability to retain key employees from Sanofi, the timing and cost associated with consolidating the Cell Therapy and Regenerative Medicine business with Aastrom’s existing business, and the availability of resources and the allocation of resources among different potential uses. We also encourage investors to consider the risks and other significant factors discussed in greater detail in Aastrom’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission

(“SEC”) on March 13, 2014 and other filings with the SEC. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.